Exhibit 10.35

RETAIL AND PROMOTIONAL LICENSE
WARNER BROS. CONSUMER PRODUCTS INC.
#14559-SCOO

RETAIL AND PROMOTIONAL LICENSE AGREEMENT made November 10, 2003, by and between Warner Bros. Consumer Products Inc., whose address is 4000 Warner Blvd., Burbank, CA 91522 (hereinafter referred to as “LICENSOR”) and Poore Brothers, Inc., whose address is 3500 S. La Cometa Drive, Goodyear, AZ 85338, Attention: Eric Kufel (hereinafter referred to as “LICENSEE”).

WITNESSETH: The parties hereto mutually agree as follows:

1.                                      DEFINITIONS: As used in this Agreement, the following terms shall have the following respective meanings:

(a)                                  “Channels of Distribution”: Licensee may conduct the Licensed Promotion and shall sell and distribute the Licensed Products and/or the Licensed Premiums through the following Channels of Distribution only (as such channels are defined and numbered in Exhibit I attached hereto and incorporated herein by reference):

CHANNEL	EXHIBIT 1 NUMBER

[*]

All other Channels of Distribution defined in Exhibit I which are not specified above in this Paragraph 1(a) are specifically excluded from this Agreement.

[*]

(b)                                 “Guaranteed Consideration”: [*]

(c)                                  “Licensed Premium(s)”: Licensee shall have the right to include premiums incorporating the Licensed Property in association with the Licensed Promotion.

Any and all such premiums shall be determined by the parties at a later date and shall be added to this License Agreement pursuant to a written amendment, provided, however, that Licensor shall have the absolute right to approve in writing all the elements (i.e. all premiums as well as all product packaging, advertising, etc.) prior to manufacture of said premiums.

For purposes of this subparagraph, the term “premium” shall be defined as including, but not necessarily limited to, combination sales, free or self-liquidating items offered to the public in conjunction with the sale or promotion of a product or service, including traffic building or continuity visits by the consumer/customer, or any similar scheme or device, the prime intent of which is to use the premiums in such a way as to promote, publicize and or sell the products, services or business image of the user of such item.

(d)                                 “Licensed Products”: Salted Snacks Category (incorporating the Licensed Property in its packaging and in the shapes of the individual snack items within each package) defined as: Potato Chips, Potato Crisps, 2-D Potato or Corn Snacks, 3-D Potato or Corn Snacks, Pretzels, Cheese Puffs, Tortilla Chips, Pellet Fried Snacks, Extruded Fried Snacks.

It is understood and agreed that for the purposes of this Agreement, Salted Snacks Category shall exclude the following: pre-popped popcorn, nuts, crackers, and cookies.

(e)                                  “Licensed Promotion”: The right to utilize the Licensed Property in connection with the advertising and promotion of the Licensed Products and with the manufacture, distribution and advertisement of Licensed Premiums as set forth below:

(i)                                     Licensee shall invest [*] of its annual Net Sales (as defined in Paragraph 4(b) below) of the Licensed Products towards trade and consumer marketing support (“Annual Marketing Support”). [*] of such Annual Marketing Support investment shall be allocated towards television media commitments (the “TV Commitment”) on Time Warner networks each calendar year to support the Licensed Products. In the event, Licensor is no longer affiliated with television

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) PURSUANT TO SEC RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

media outlets during the Term, Licensee may utilize other television networks to fulfill the TV Commitment.

It is understood and agreed that the Annual Marketing Support set forth above may include the Annual FSI Requirement set forth in separate license agreement #13770-WBLT between Licensee and Licensor.

(ii)                                  Licensee shall support the launch of the Licensed Product with a FSI during the 2004 calendar year.

(iii)                               Licensor shall allow Licensee to run a :05 to : 07 second tag at Licensee’s option themed with the Licensed Property on its existing television commercial spot featuring the Looney Tunes Property  licensed to Licensee under separate license agreement #13770-WBLT.

(f)                                    “Licensed Property”: The fictional cartoon characters as they appear in the animated television series entitled “SCOOBY-DOO” as follows: SCOOBY-DOO, FRED JONES, DAPHNE BLAKE, VELMA DINKLY, SHAGGY ROGERS, MYSTERY MACHINE including said characters’ representations, names, likenesses and all environmental settings, artwork and other materials associated therewith.  Licensee further understands and agrees that the rights granted herein are limited only to the cartoon characters set forth above and that any and all rights in, to or associated with any theatrical motion picture, movie of the week, television special or direct to video containing the “SCOOBY-DOO” cartoon characters, whether live action, animation or both, as well as with any sequels thereto, are specifically excluded herefrom, it being understood that all rights in and to said property are reserved exclusively to Licensor for use and/or licensing as it deems appropriate to third parties of its choice at Licensor’s sole discretion.  Furthermore, no film clips, stills, sound bites, voices, music or other audio clips are included herein. If Licensee wishes to use any such elements, Licensee must separately procure the necessary rights and any rights clearance or related fees arising from same shall be at Licensee’s sole expense.

(g)                                 “Marketing Date”: Date Licensed Products first shipped to customer, but not later than March 30, 2004.

(h)                                 “Royalty Rate”: Licensee shall pay to Licensor the following sums:

(i)                                     [*] of Net Sales (as defined in Paragraph 4(b) below) of all Licensed Products; and

(ii)                                  [*] of Net Purchase Price of all Licensed Premiums distributed by Licensee hereunder. The term “Net Purchase Price” herein shall mean the price actually paid by Licensee for any Licensed Premium(s) authorized and distributed hereunder. It is understood and agreed that any Royalties paid to Licensor on Net Purchase Price of Premiums shall be in addition to and shall not offset the Guaranteed Consideration hereunder.

(g)                                 “Style Guide”: Any materials provided by Licensor to Licensee which sets forth the style, format, characterization and any artwork depicting the Licensed Property which has been approved by Licensor in writing.

(i)                                     “Term”: October 2, 2003 through [*].

(j)                                     “Territory”: United States (fifty states), Puerto Rico, United States Virgin Islands, and United States Military Bases.

2.                                       GRANT OF LICENSE:

(a)                                  Subject to the restrictions, 1imitations, reservations and conditions and Licensor’s approval rights set forth in this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts for the Term of this Agreement, a license to utilize the Licensed Property solely on or in connection with the Licensed Promotion and the Licensed Products and/or Licensed Premiums throughout the Territory on an exclusive basis in the Salted Snack Category as defined in Paragraph 1(d), except that sales of Licensed Products and Licensed Premiums sold through Airport Gift and Other Airport Stores shall be on a non-exclusive basis.

(b)                                 Without limiting any other approval rights of Licensor as contained herein, no television commercials (animated or live action) may be utilized under this Agreement without the specific prior written approval of Licensor.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) PURSUANT TO SEC RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.                                      RESERVATION OF RIGHTS; PREMIUMS:

(a)                                  Licensor reserves all rights not expressly conveyed to Licensee hereunder, and Licensor may grant licenses to others to use the Licensed Property, artwork and textual matter in connection with other uses, services and products without limitation.

(b)                                 Notwithstanding anything to the contrary stated herein, Licensor, for itself and its affiliates, specifically reserves the right, without limitation throughout the world, to itself use, or license any third party(s) of its choice to use the Licensed Property for the marketing, manufacture, distribution and sale of products and/or the promotion of services similar or identical to those licensed herein in Paragraphs l(c) and 1(d) above for sale through any catalogue(s) or online website produced or distributed by or on behalf of Licensor or its affiliated companies, or for sale or distribution in any theaters, arenas or restaurants or for sale or distribution in connection with any home video product, including DVD or other formats, or for sale or distribution in the retail stores known as “Warner Bros. Studio Stores” and any other retail stores operated by or on behalf of Licensor or its affiliated companies, or for sale or distribution in any theme/amusement parks operated by or on behalf of Licensor and its affiliated companies, including without limitation, the Six Flags and Movie World parks or its licensees, Six Flags, Movie World, or their affiliated companies. In addition, Licensor reserves the right to allow Six Flags and Movie World to manufacture (or have manufactured by a third party) products similar or identical to those licensed herein for distribution or sale in theme and/or amusement parks owned or operated by Six Flags and/or Movie World. Further, Licensor reserves the right to use, or license others to use, and/or manufacture products similar or identical to those licensed herein for use as premiums. Nothing contained herein shall be construed to mean that Licensee is granting a license to Licensor to utilize Licensee’s proprietary and/or patented technology.

(c)                                  Licensee specifically understands and agrees that no rights are granted herein with respect to the Warner Bros. “shield” logo or trademark, or any other trademark(s), logo(s) or copyrights owned by Licensor other than those specifically set forth above in the Licensed Property, it being understood that all rights in and to said properties are reserved exclusively to Licensor for use and/or licensing as it deems appropriate to third party(s) of its choice.  Notwithstanding the foregoing Licensee may use the Warner Bros. shield logo in connection with the legal line referenced in Paragraph 8(d) below as instructed by Licensor’s Brand Assurance Department.

(d)                                 Licensee agrees that it will not use, or knowingly permit the use of, and will exercise due care that its customers likewise will refrain from the use of, the Licensed Products as premiums or the Licensed Premiums as products for retail sale, except with the prior written consent of Licensor.

4.                                       CONSIDERATION:

(a)                                  The Guaranteed Consideration paid by Licensee as set forth above shall be applied against such royalties as are, or have become, due to Licensor. No part of such Guaranteed Consideration shall be repayable to Licensee. Royalties earned in excess of the Guaranteed Consideration applicable to the Term hereof shall not offset any Guaranteed Consideration required in respect of the succeeding renewal term (if any); likewise, royalties earned in excess of the Guaranteed Consideration applicable to the renewal term (if any) shall not offset any Guaranteed Consideration applicable to any prior term.

(b)                                 Royalty Payments: Licensee shall pay to Licensor a sum equal to the Royalty Rate as set forth above of (i) all Net Sales by Licensee of the Licensed Products and/or (ii) Net Purchase Price of the Licensed Premiums covered by this Agreement. The term “net sales” herein shall mean [*]. No costs incurred in the manufacture, sale, distribution, advertisement, or exploitation of the Licensed Products shall be deducted from any royalties payable by Licensee.

(c)                                  Royalties shall be payable concurrently with the periodic statements required in Paragraph 5(a) hereof, except to the extent offset by the Guaranteed Consideration theretofore remitted.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) PURSUANT TO SEC RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.                                      PERIODIC STATEMENTS:

(a)                                  Within thirty (30) days after the end of the first fiscal quarter after the date of execution of the License Agreement and promptly on the 25th day after the end of each fiscal quarter thereafter, Licensee shall furnish to Licensor complete and accurate statements certified to be accurate by Licensee, or if a corporation, by an officer of Licensee, showing the (i) number of units; (ii) country in which manufactured, sold, distributed and/or to which shipped; (iii) Description (as such term is defined below) of the Licensed Products and/or Licensed Premiums; (iv) gross sales price or Net Purchase Price (if applicable); and (v) itemized deductions from gross sales price and net sales price (if applicable) together with any returns made during the preceding fiscal quarter. Such statements shall be in such formats as Licensor shall reasonably require (which formats may be amended by Licensor from time to time) and shall be furnished to Licensor whether or not any of the Licensed Products and/or Licensed Premiums have been distributed during fiscal quarters to which such statements refer. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Licensee. Upon demand of Licensor, Licensee shall at its own expense, but not more than once in any twelve (12) month period, furnish to Licensor a detailed statement by an officer of Licensee showing the (i) number of units; (ii) country in which manufactured, sold, distributed and/or to which shipped; (iii) Description of the Licensed Products and/or Licensed Premiums; (iv) gross sales price or Net Purchase Price (if applicable); and (v) itemized deductions from gross sales price and net sales price (if applicable) of the Licensed Products and/or Licensed Premiums covered by this Agreement distributed and/or sold by Licensee up to and including the date upon which Licensor has made such demand. For purposes of this Paragraph 5(a), the term “Description” shall mean a detailed description of the Licensed Products and/or Licensed Premiums including the nature of each of the Licensed Products and/or Licensed Premiums, any and all names and likenesses, whether live actors or animated characters, from the Licensed Property utilized on the Licensed Products and/or Licensed Premiums and/or any related packaging and/or wrapping material, and any other components of the Licensed Property utilized on the Licensed Products and/or Licensed Premiums and/or any related packaging and/or wrapping material. In the event Licensor is responsible for the payment of any additional third party participations based on Licensee not reporting by character name and likeness as provided above, Licensee shall be responsible for reimbursing Licensor for the full amount of all such third party claims, including without limitation the participation itself, interest, audit and reasonable attorneys’ fees. Licensee understands and agrees that it is a material term and condition of this Agreement that Licensee include the Description on all statements. In the event Licensee fails to do so, Licensor shall have the right to terminate this Agreement, in accordance with the provisions of Paragraph 14 herein.

(b)                                 On all statements and payments required hereunder, Licensee will reference the contract number(s) set forth on the first page of this Agreement (and/or such other contract number(s) designated by Licensor in a written notice to Licensee). If Licensee chooses to deliver statements by e-mail, Licensee will deliver such statements to the following e-mail address: wbcproyrep@warnerbros.com.

If Licensee chooses to deliver payments by wire transfer, Licensee will deliver such payments as follows:

BANK OF AMERICA

1850 Gateway Blvd. #5693

Concord, CA 94520

USA

Account Number: 1257-000503

ABA #: 121000358

Swift Code: BofA US 6S

Account Name: Warner Bros.

Reference: WBCP / Licensee Name / Contract Number

If the United States Postal Service is used to deliver statements and/or payments, Licensee will deliver such statements and/or payments to the following:

WARNER BROS. CONSUMER PRODUCTS INC.

21477 Network Place

Chicago, IL 60673-1214

USA

If Federal Express or any other courier service is used to deliver statements and/or payments, Licensee will deliver such statements and/or payments to the following:

BANK ONE

Attention WBCP lockbox #21477

525 West Monroe

8th Floor Mail Room

Chicago, IL 60661

Telephone Number 312-732-5500

(c)                                  Any payments which are made to Licensor hereunder after the due date required therefore, shall bear interest at the then current prime rate, as published in The Wall Street Journal (New York edition), plus three (3%) percent (or the maximum rate permissible by law, if less) from the date such payments are due to the date of payment. Licensor’s right hereunder to interest on late payments shall not preclude Licensor from exercising any of its other rights or remedies pursuant to this Agreement or otherwise with regard to Licensee’s failure to make timely remittances.

6.                                      BOOKS AND RECORDS:

(a)                                  Licensee shall keep, maintain and preserve (in Licensee’s principal place of business) for at least two (2) years following expiration or termination of the Term of this Agreement or any renewal(s) hereof (if applicable), complete and accurate records of accounts including, without limitation, purchase orders, inventory records, invoices, correspondence, banking and financial and other records pertaining to the various items required to be submitted by Licensee as well as to ensure Licensee’s compliance with local laws as required pursuant to Paragraph 13(k) hereof. Such records and accounts shall be available for inspection and audit up to two (2) times per year during or after the Term of this Agreement or any renewal(s) hereof (if applicable) during reasonable business hours and upon reasonable notice by Licensor or its nominees. Licensee agrees not to cause any interference with Licensor or nominees of Licensor in the performance of their duties. During such inspections and audits, Licensor shall have the right to take extracts and/or make copies of Licensee’s relevant records as it deems reasonably necessary. Licensor agrees to keep confidential all information and copies obtained by Licensor pursuant to this Paragraph other than with respect to required disclosures in connection with disputes between the parties or as otherwise required by law, court order or governmental process.

(b)                                 The exercise by Licensor in whole or in part, at any time of the right to audit records and accounts or of any other right herein granted, or the acceptance by Licensor of any statement or statements or the receipt and/or deposit by Licensor, of any payment tendered by or on behalf of Licensee shall be without prejudice to any rights or remedies of Licensor and such acceptance, receipt and/or deposit shall not preclude or prevent Licensor from thereafter disputing the accuracy of any such statement or payment.

(c)                                  If pursuant to its right hereunder Licensor causes an audit and inspection to be instituted which thereafter discloses a deficiency between the amount found to be due to Licensor and the amount actually received or credited to Licensor, then Licensee shall, upon Licensor’s demand, promptly pay the deficiency, together with interest thereon at the then current prime rate from the date such amount became due until the date of payment, and, if the deficiency is more than five percent (5%) of all payments made by Licensee during the period covered by the audit, then Licensee shall pay the reasonable costs and expenses of such audit and inspection.

7.                                       INDEMNIFICATIONS:

(a)                                  During the Term, and continuing after the expiration or termination of this Agreement, Licensor shall indemnify Licensee and its affiliates and shall hold them harmless from any loss, liability, damage, cost or expense, including reasonable attorneys’ fees, arising out of any claims or suits which may be brought or made against Licensee and its affiliates by reason of the breach by Licensor of the warranties or representations as set forth in Paragraph 12 hereof, provided that Licensee shall give prompt written notice, and full cooperation and assistance to Licensor relative to any such claim or suit and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought. Licensee shall not, however, be entitled to recover for lost profits. Licensee shall cooperate fully in all respects with Licensor in the conduct and defense of said suit and/or proceedings related thereto.

(b)                                 During the Term, and continuing after the expiration or termination of this Agreement, Licensee shall indemnify Licensor and each of its affiliates, and shall hold them harmless from any loss, liability, damage, cost or expense including reasonable attorneys fees, arising out of any claims or suits which may be brought or made against Licensor or any of its affiliates, by reason of: (i) any breach of Licensee’s covenants and undertakings hereunder; (ii) any unauthorized use by Licensee of the Licensed Property; (iii) any use of any trademark or copyright on or in connection with the Licensed Products, the Licensed Premiums or the Licensed Promotion (except trademarks or copyrights in the Licensed Property used in accordance with the terms of this Agreement), design, patent, process, method or device on or in connection with the Licensed Products, the Licensed Premiums or the Licensed Promotion; (iv) Licensee’s non-compliance with any applicable federal, state or local laws or with any other applicable regulations; and (v) any alleged defects and/or inherent dangers (whether obvious or hidden) in the Licensed Products and/or Licensed Premiums, or the use thereof. Provided, however, that Licensor shall give prompt written notice, and full cooperation and assistance to Licensee relative to any claim or suit and provided, further, that Licensee shall have the option to undertake and conduct the defense of any suit so brought. Licensor shall cooperate fully in all respects with Licensee in the conduct and defense of said suit and/or proceedings related thereto. Provided, however, that Licensor shall give prompt written notice, and full cooperation and assistance to Licensee relative to any such claim or suit and provided, further, that Licensee shall have the option to undertake and conduct the defense of any suit so brought. Licensor shall cooperate fully in all respects with Licensee in the conduct and defense of said suit and/or proceedings related thereto.

(c)                                  With regard to Paragraph 7(b) above, Licensee agrees to obtain, at its own expense, Commercial General Liability Insurance, including product liability and contractual liability coverage providing adequate protection for Licensor and each of its affiliates and Licensee against any such claims or suits in amounts no less than three million dollars ($3,000,000) per occurrence, combined single limits. Simultaneously with the execution of this Agreement, Licensee undertakes to submit to Licensor a fully paid policy or certificate of insurance naming Licensor and each of its affiliates as additional insured parties and, requiring that the insurer shall not terminate or materially modify such policy or certificate of insurance without written notice to Licensor at least thirty (30) days in advance thereof. Such insurance shall at all times be primary and not contributory with any insurance carried by Licensor or any of their affiliates. Further the delivery of the policy or certificate, as provided in this Paragraph 7(c) are material obligations of Licensee.

8.                                      ARTWORK; COPYRIGHT AND TRADEMARK NOTICES:

(a)                             The Licensed Property shall be displayed or used only in such form and in such manner as has been specifically approved in writing by Licensor in advance and Licensee undertakes to assure usage of the trademark(s) and character(s) solely as approved hereunder. Licensee further agrees and acknowledges that any and all Artwork (defined below) created, utilized, approved and/or authorized for use hereunder by Licensor which otherwise features or includes the Licensed Property shall be owned in its entirety exclusively by Licensor excluding intellectual property rights in and to any elements that are owned by Licensee or licensed by Licensee from a third party and do not include the Licensed Property. “Artwork” as used herein shall include, without limitation, all pictorial, graphic, visual, audio, audio-visual, digital, literary, animated, artistic, dramatic, sculptural, musical or any other type of creations and applications, whether finished or not, including, but not limited to, animation (including, without limitation, animation produced by Warner Bros. Animation), drawings, designs, sketches, images, tooling and tooling aids, illustrations, film, video, electronic, digitized or computerized information, software, object code, source code, on-line elements, music, text, dialogue, stories, visuals, effects, scripts, voiceovers, logos, one-sheets, promotional pieces, packaging, display materials, printed materials, photographs, interstitials, notes, shot logs, character profiles and translations, produced by Licensee or for Licensee, pursuant to this Agreement. Licensor reserves for itself or its designees all rights to use any and all Artwork created, utilized and/or approved hereunder without limitation excluding intellectual property rights in and to any elements that are owned by Licensee or licensed by Licensee from a third party and do no include the Licensed Property. Nothing contained herein shall be construed to mean that Licensee is granting a license to Licensor to utilize Licensee’s proprietary, patented technology, and/or intellectual property rights whether alone or in combination with the Licensed Property.  Notwithstanding the foregoing, the parties agree that the term “Artwork” excludes any elements of the Licensed Products and other materials created in connection herewith, and all related intellectual property rights, independently created by Licensee, solely or jointly with any third party, or licensed to Licensee from a third party, that do not use, exploit or derive from any of the Licensed Property, including, for example, any original, independently created Licensee artwork used in Licensee’s packaging, advertising, and products that does not use, exploit or derive from any of the Licensed Property.

(b)                                 Licensee acknowledges that, as between Licensor and Licensee, the Licensed Property, Artwork and all derivative works thereof, and all other depictions, expressions and derivations thereof, excluding intellectual property rights in and to any elements that are owned by Licensee or licensed by Licensee from a third party and do not include the Licensed Property, and all copyrights, trademarks and other proprietary rights therein are owned exclusively by Licensor and Licensee shall have no interest in or claim thereto, except for the limited right to use the same pursuant to this Agreement and subject to its terms and conditions.

Licensor acknowledges that, as between Licensor and Licensee, the Licensee’s intellectual property and all derivative works thereof, and all copyrights, trademarks and other proprietary rights therein are owned exclusively by Licensee and Licensor shall have not interest in or claim thereto.

Licensee agrees and acknowledges that any Artwork created by Licensee or for Licensee hereunder is a “work made for hire” for Licensor under the U.S. Copyright Act, and any and all similar provisions of law under other jurisdictions, and that Licensor is the author of such works for all purposes, and that Licensor is the exclusive owner of all the rights comprised in the undivided copyright and all renewals, extensions and reversions therein, in and to such works in perpetuity and throughout the universe. Licensee hereby waives and releases in favor of Licensor all rights (if any) of “droit moral,” rental rights and similar rights in and to the Artwork (the “Intangible Rights”) and agrees that Licensor shall have the right to revise, condense, abridge, expand, adapt, change, modify, add to, subtract from, re-title, re-draw, recolor, or otherwise modify the Artwork, without the consent of Licensee. Licensee hereby irrevocably grants, transfers and assigns to Licensor all right, title and interest, including copyrights, trademark rights, patent rights and other proprietary rights, it may have in and to the Artwork and all derivative works, in perpetuity and throughout the universe. Licensee acknowledges that Licensor shall have the right to terminate this Agreement in the event Licensee asserts any rights (other than those specifically granted pursuant to this Agreement) in or to the Licensed Property or Artwork.

Licensee hereby warrants that any and all work created by Licensee under this Agreement apart from the materials provided to Licensee by Licensor is and shall be wholly original with or fully cleared by Licensee and shall not copy or otherwise infringe the rights of any third parties, and Licensee hereby indemnifies Licensor and will hold Licensor harmless from any such claim of infringement or otherwise involving Licensee’s performance hereunder, under the terms of Paragraph 7(b). At the request of Licensor, Licensee shall execute such form(s) of assignment of copyright or other papers as Licensor may reasonably request in order to confirm and vest in Licensor the rights in the properties as provided for herein. In addition, Licensee hereby appoints Licensor as Licensee’s Attorney-in-Fact to take such actions and to make, sign, execute, acknowledge and deliver all such documents as may from time to time be necessary to confirm in Licensor, its successors and assigns, all rights granted herein. If any third party makes or has made any contribution to the creation of Artwork authorized for use hereunder, Licensee agrees to obtain from such party a full confirmation and assignment of rights so that the foregoing rights shall vest fully in Licensor, in the Form of the Contributor’s Agreement attached hereto as Exhibit 2 and by this reference made a part hereof, prior to commencing work, and subject to the prior written approval of Licensor, ensuring that all rights in the Artwork and Licensed Property arise in and are assigned to Licensor. Promptly upon entering into each such Contributor’s Agreement, Licensee shall give Licensor a copy of such Contributor’s Agreement. Licensee assumes all responsibility for such parties and agrees that Licensee shall bear any and all risks arising out of or relating to the performance of services by them and to the fulfillment of their obligations under the Contributor’s Agreement.

(c)                                  Upon expiration or termination of this Agreement for any reason, or upon demand by Licensor at any time, Licensee shall promptly deliver to Licensor all Artwork or Licensed Property, whether finished or not, including drawings, drafts, sketches, illustrations, screens, data, digital files and information, copies or other items, information or things created in the course of preparing the Licensed Property, excluding any elements that are owned by Licensee or licensed by Licensee from a third party and all materials provided to Licensee by Licensor hereunder, or, at Licensor’s option and instruction, shall destroy some or all of the foregoing and shall confirm to Licensor in writing that Licensee has done so. Licensee shall not use such Artwork or Licensed Property, items, information or things, material, for any purpose other than is permitted under this Agreement. For any Licensee elements and/or intellectual property that utilize Licensed Property or Artwork in whole or in part, Licensee shall destroy such elements and/or intellectual property upon expiration or termination of this Agreement for any reason and shall confirm to Licensor in writing that Licensee has done so.

(d)                                 Licensee shall, within thirty (30) days of receiving an invoice, pay Licensor for Artwork executed for Licensee by Licensor (or by third parties under contract to Licensor) for use in the development of the Licensed Products and/or Licensed Premiums and any related packaging, display and promotional materials at Licensor’s prevailing commercial art rates. The foregoing shall include any Artwork that, in Licensor’s opinion, and subject to Licensee’s written approval, is necessary to modify Artwork initially prepared by Licensee and submitted for approval. Estimates of Artwork charges are available upon request. Licensor shall submit to Licensee, for Licensee’s prior approval, any increases of ten percent (10%) or more above the estimate originally approved by Licensee, and Licensee shall not be obligated to pay for such increased cost if Licensee has not provided its approval thereof.

(e)                                  Licensee shall cause to be imprinted, irremovably and legibly on the packaging of each Licensed Product and/or Licensed Premium manufactured, distributed or sold under this Agreement, and all printed and/or televised advertising, promotional, packaging and wrapping material wherein the Licensed Property appears, the following copyright and/or trademark notice(s) or such other notice as may be approved by Licensor:

TM & © Hanna-Barbera.

(s03)

(The year date shall be as instructed by Licensor.)

(f)                                    In no event shall Licensee use, in respect to the Licensed Products and/or Licensed Premiums and/or in relation to any advertising, promotional, packaging or wrapping material, any copyright or trademark notices which shall conflict with, be confusing with, or negate, any notices required hereunder by Licensor in respect to the Licensed Property.

(g)                                 Licensee agrees to deliver to Licensor free of cost six (6) of each of the Licensed Products and/or Licensed Premiums together with their packaging and wrapping material for trademark registration purposes in compliance with applicable laws, simultaneously upon distribution to the public. Any copyrights or trademarks with respect to the Licensed Promotion or Licensed Products and/or Licensed Premiums shall be procured by and for the benefit of Licensor and at Licensor’s expense. Licensee further agrees to provide Licensor with the date of the first use of the Licensed Products and/or Licensed Premiums in interstate and intrastate commerce.

(h)                                 Licensee shall assist Licensor, at Licensor’s expense, in the procurement, protection, and maintenance of Licensor’s rights to the Licensed Property. Licensor may, in its sole discretion, commence or prosecute and effect the disposition of any claims or suits relative to the imitation, infringement and/or unauthorized use of the Licensed Property either in its own name, or in the name of Licensee, or join Licensee as a party in the prosecution of such claims or suits. Licensee agrees to cooperate fully with Licensor in connection with any such claims or suits and undertakes to furnish full assistance to Licensor in the conduct of all proceedings in regard thereto. Licensee shall promptly notify Licensor in writing of any known infringements or imitations or unauthorized uses by others of the Licensed Property, on or in relation to promotions similar to the Licensed Promotion or products identical to similar to or related to the Licensed Products and/or Licensed Premiums. Licensor shall in its sole discretion have the right to settle or effect compromises in respect thereof. Licensee shall not institute any suit or take any action on account of such infringements, imitations or unauthorized uses.

(i)                                     Licensee acknowledges receipt of Licensor’s Style Guide and undertakes to utilize the depictions of the Licensed Property (and, if authorized by Licensor, any emblems and/or devices associated therewith) in the form as set forth therein on all Licensed Products as well as advertising, promotional, packaging or wrapping materials. In the event that Licensee desires to utilize renditions which vary from those as set forth in the Style Guide, Licensee shall make a request to Licensor in that connection, and if the request is approved, Licensor shall prepare appropriate Artwork and deliver same to Licensee. Licensee shall utilize such Artwork solely in the form furnished by Licensor, if Licensee decides to use such Artwork in Licensee’s sole discretion, shall pay a reasonable fee to Licensor in respect thereof not later than one month after delivery thereof by Licensor to Licensee, and such fee shall be additional to and not offset by any Guaranteed Consideration referred to in Paragraph 1(b) hereinabove.

(j)                                     If Licensee is unable or unwilling to use artwork from the Licensor’s Style Guide and if Licensor is unable or unwilling to provide Licensee with Artwork as described in subparagraph (h) above and if Licensor expressly consents in writing, which consent shall not be unreasonably withheld, but may be subject to such conditions as Licensor may elect in its sole discretion, then and only then may the Licensee create or procure the creation of Artwork. In any event, Licensee shall assign or procure the assignment in writing of all rights, copyright and otherwise, in and to any Artwork, and it is intended that this provision shall take effect as an assignment of prospective copyrights in Artwork yet to be created by or for. The Licensee further undertakes to take all and any steps necessary for the recordal or registration of the assignment(s) referred to hereinabove.

9.                                      APPROVALS AND QUALITY CONTROLS:

(a)                                  Licensee agrees to strictly comply and maintain compliance with the quality standards, specifications and rights of approval of Licensor in respect to any and all usage of the Licensed Property on or in relation to the Licensed Products and/or Licensed Premiums throughout the Term of this Agreement and any renewals or extensions thereof (if applicable). Licensee agrees to furnish to Licensor free of cost for its written approval as to quality and style, samples of each of the Licensed Products and/or Licensed Premiums, together with their packaging, hangtags, and wrapping material, as follows in the successive stages indicated: (i) rough sketches/layout concepts; (ii) finished artwork or final proofs; (iii) pre-production samples or strike-offs; and (iv) finished products, including packaged samples.

(b)                                 No Licensed Products and/or Licensed Premiums and no material utilizing the Licensed Property shall be manufactured, sold, distributed or promoted by Licensee without prior written approval. In addition to the foregoing, Licensee understands that it shall furnish to Licensor, scripts and storyboards of any proposed media use of the Licensed Property as may be authorized hereunder, in sufficient time for Licensee to make all revisions which Licensor in its sole discretion may request. Licensee may, subject to Licensor’s prior written approval, use textual and/or pictorial matter pertaining to the Licensed Property on promotional, display and advertising material as may, in its reasonable judgment, promote the sale of the Licensed

Products and/or Licensed Premiums. All advertising and promotional materials relating to the Licensed Promotion and Licensed Products and/or Licensed Premiums must be submitted to the Licensor for its written approval at the following stages appropriate to the medium used. For print materials, submissions are to be made at the following stages: (a) rough sketches or layout concepts; (b) finished artwork or final proofs; and (c) finished materials. For television commercials, if approved by Licensor, submissions are to be made at the following stages: (a) initial concept; (b) storyboard, including written text; (c) pencil tests and voice-overs for animation and/or selection of performers for live action; and (d) a cassette of the finished commercial prior to air date. For radio or other audio materials, if approved by Licensor, submissions are to be made at the following stages: (a) initial concept; (b) script; (c) voice-overs; and (d) a cassette of the finished commercial prior to the air date.

(c)                                  Approval or disapproval shall lie in Licensor’s sole discretion. Licensor shall use its best efforts to approve, disapprove or otherwise comment upon any items submitted to it for approval as may be required hereunder within ten (10) business days after receipt by it of such item(s). In the event that Licensor fails to approve, disapprove or otherwise comment upon the item(s) so submitted within said ten (10) business days, then Licensee shall have the right to notify Licensor of such failure by facsimile (evidenced by written confirmation of facsimile transmittal) and Licensor shall thereafter be required to approve, disapprove or otherwise comment upon the item(s) so submitted within seven (7) business days after receipt by it of said facsimile and failure to do so shall be deemed approval of any item(s) so submitted. Any Licensed Products and/or Licensed Premiums not so approved in writing shall be deemed unlicensed and shall not be manufactured, distributed or sold. If any unapproved Licensed Products and/or Licensed Premiums are being distributed or sold, Licensor may, together with other remedies available to it including, but not limited to, immediate termination of this Agreement, require such Licensed Products and/or Licensed Premiums to be promptly withdrawn from the market and to be destroyed, such destruction to be attested to in a certificate signed by an officer of Licensee.

(d)                                 Any material modification of a Licensed Product and/or Licensed Premium must be submitted in advance for Licensor’s written approval as if it were a new Licensed Product and/or Licensed Premium. Any change involving the Artwork appearing on a Licensed Product shall constitute a material modification of such Licensed Product. Approval of a Licensed Product and/or Licensed Premium which uses particular artwork does not imply approval of such artwork for use with a different Licensed Product and/or Licensed Premium.

(e)                                  Licensed Products and/or Licensed Premiums must conform in all material respects to the final production samples approved by Licensor. If in Licensor’s reasonable judgement, the quality of a Licensed Product and/or Licensed Premium originally approved has deteriorated in later production runs, or if a Licensed Product and/or Licensed Premium has otherwise been altered, Licensor may, in addition to other remedies available to it, require that such Licensed Product and/or Licensed Premium be immediately withdrawn from the market.

(f)                                    Licensee shall permit Licensor to inspect Licensee’s manufacturing operations, testing and manufacturing payroll records (including those operations and relevant records of any supplier or manufacturer approved pursuant to Paragraph 10 (b) below) with respect to the Licensed Products and/or Licensed Premiums.

(g)                                 If any changes or modifications are required to be made to any material submitted to Licensor for its written approval in order to ensure compliance with Licensor’s specifications or standards of quality, Licensee agrees promptly to make such changes or modifications.

(h)                                 Subsequent to final approval, no fewer than twenty-four (24) production samples of Licensed Products and/or Licensed Premiums will be sent to Licensor, to ensure quality control simultaneously upon distribution to the public. In addition, Licensor shall have the right to purchase any and all Licensed Products and/or Licensed Premiums in any quantity at the maximum discount price Licensee charges its best customer, assuming similar quantities and shipment terms.

(i)                                     To avoid confusion of the public, Licensee agrees not to associate other characters or properties with the Licensed Property on the Licensed Products and/or Licensed Premiums or in any packaging, promotional or display materials unless Licensee receives Licensor’s prior written approval. Furthermore, Licensee agrees not to use the Licensed Property (or any component thereof) on any business sign, business cards, stationery or forms, nor as part of the name of Licensee’s business or any division thereof.

(j)                                     Pursuant to this Agreement, Licensee shall use its reasonable commercial efforts to notify its customers of the requirement that Licensor has the right to approve all promotional, display and advertising materials that incorporate the Licensed Property. It is understood and agreed that the use of images featuring the Licensed Product and its approved packaging in promotional, display and advertising materials is excluded from this requirement, provided, however, none of the Licensed Property is utilized separately from the Licensed Product and its packaging.

(k)                                  Any request by Licensee to use animation or animated character voices in Licensed Products or related packaging or advertising materials (including, without limitation, television or radio commercials) is subject to Licensor’s prior written approval. If the requested use is so approved by Licensor, such animation or character voices will be produced for or provided to Licensee by Warner Bros. Animation or other third parties identified and approved by Licensor, and will be subject to such additional fees and other terms set forth in a separate agreement (or agreements) between Licensee and Warner Bros. Animation and/or other third parties identified and approved by Licensor. In the event any video or sound clips (“Clips”) or stills shots (“Stills”) from any television series or motion picture are approved by Licensor in writing for use by Licensee in Licensed Products or related packaging or advertising materials (including, without limitation, television or radio commercials), such Clips or Stills will be provided by Warner Bros. Television and/or Warner Bros. Theatrical, as applicable, subject to the terms set forth in Paragraph 9 (1) below and, if required by Licensor, pursuant to such additional fees and other terms set forth in a separate agreement (or agreements) between Licensee and Warner Bros. Television and/or Warner Bros. Theatrical. Any payment made or payable to third parties (including, without limitation, Warner Bros. Animation, Warner Bros. Television and Warner Bros. Theatrical) with respect to such animation, character voices, Clips or Stills will be in addition to and will not offset the Guaranteed Consideration required to be paid by Licensee hereunder.

(l)                                     Licensee will not make or authorize any reproduction whatsoever of any Clips or Stills, in whole or in part, except in connection with the Licensed Products and/or related packaging or advertising materials as such may be approved for use by Licensor as set forth above in Paragraph 9(k). Licensee will not have the right to edit or otherwise alter the Clips or Stills, or any portion thereof, except as specifically approved in writing by Licensor. Licensee will be solely responsible for, and will obtain, all other authorizations, consents and releases, including, but not limited to, authorization of any talent appearing in, or whose voice may be used in, the Clips or Stills, and will pay all reuse fees and other compensation as may be required by applicable collective bargaining or individual contracts or by law. Without limiting the foregoing, if any music is included in the Clips as exhibited, Licensee will obtain a11 necessary music synchronization and performance rights from the copyright proprietors of such music and such other persons or entities, including performing rights societies, as may own or control the rights thereto and will obtain all necessary master recording licenses required in connection with any music included in the soundtrack of the Clips. Licensee’s use of the Clips or Stills will not affect Licensor’s continued and separate copyright ownership of the Clips or Stills or the production from which the Clips or Stills were taken, or Licensor’s continued ownership of the trademarks and any other intellectual property rights associated with any characters or other elements appearing or embodied in the Clips or Stills or such production. Licensee will hold any copyrights in trust for Licensor insofar as the Clips or Stills are concerned (and, upon Licensor’s request, the Licensed Products and/or related packaging or advertising materials will bear a specific copyright notice for the Clips or Stills in a form prescribed by Licensor and will contain appropriate credit to Licensor as required by Licensor, e.g., “Clips from the Motion Picture used courtesy of Warner Bros. Entertainment Inc.”). Promptly upon completion of the approved use, Licensee will, at its own expense, return to Licensor all Clip and/or Still related materials delivered to Licensee by Licensor, including without limitation, preprint material, positive prints and any video copies of Clips.

(m)                               Licensor’s approval of Licensed Products and/or Licensed Premiums (including, without limitation, the Licensed Products and/or Licensed Premiums themselves as well as promotional, display and advertising materials) shall in no way constitute or be construed as an approval by Licensor of Licensee’s use of any trademark, copyright and/or other proprietary materials not owned by Licensor.

10.                               DISTRIBUTION; SUBLICENSE MANUFACTURE:

(a)                                  Within the Channels of Distribution set forth in Paragraph 1(a) hereof, Licensee shall sell the Licensed Products/Licensed Premiums to wholesalers, distributors or retailers for sale or resale and distribution directly to the public. If Licensee sells or distributes the Licensed Products/Licensed Premiums at a special price, directly or indirectly, to itself, including without limitation, any subsidiary of Licensee or to any other person, firm, or corporation affiliated with Licensee (including any affiliated distributors) or its officers, directors or major stockholders, for ultimate sale to unrelated third parties, Licensee shall pay royalties with respect to such sales or distribution, based upon the price generally charged the trade by Licensee.

(b)                                 Licensee shall not be entitled to sublicense any of its rights under this Agreement. In the event Licensee is not the manufacturer of the Licensed Products and/or Licensed Premiums, Licensee shall, subject to the prior written approval of Licensor, which approval shall not be unreasonably withheld, be entitled to utilize a third party manufacturer in connection with the manufacture and production of the Licensed Products and/or Licensed Premiums, provided that such manufacturer shall execute a letter in the form of Exhibit 3 attached hereto and by this reference made a part hereof In such event, Licensee shall remain primarily obligated under a11 of the provisions of this Agreement and any default of this Agreement by such manufacturer shall be deemed a default by Licensee hereunder. In no event shall any such third party manufacturer agreement include the right to grant any rights to subcontractors.

11.                                 GOODWILL: Licensee recognizes the great value of the publicity and goodwill associated with the Licensed Property and acknowledges: (i) such goodwill is exclusively that of Licensor; and (ii) that the Licensed Property has acquired a secondary meaning as Licensor’s trademarks and/or identifications in the mind of the purchasing public. Licensee further recognizes and acknowledges that a breach by Licensee of any of its covenants, agreements or undertakings hereunder will cause Licensor irreparable damage, which cannot be readily remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of Licensor’s copyrights, trademarks and/other proprietary rights in, and to the Licensed Property, thereby entitling Licensor to equitable remedies, and costs.

12.                                 LICENSOR’S WARRANTIES AND REPRESENTATIONS: Licensor represents and warrants to Licensee that:

(a)                                  It has, and will have throughout the Term of this Agreement, the right to license the Licensed Property to Licensee in accordance with the terms and provisions of this Agreement; and

(b)                                 The making of this Agreement by Licensor, and use by Licensor of the Licensed Property pursuant to this Agreement does not violate any agreements, rights or obligations of any person, firm or corporation.

13.                               LICENSEE’S WARRANTIES AND REPRESENTATIONS: Licensee represents and warrants to Licensor that, during the Term and thereafter:

(a)                                  It will not attack the title of Licensor (or third parties that have granted rights to Licensor) in and to the Licensed Property or any copyright or trademarks pertaining thereto, nor will it attack the validity of the license granted hereunder;

(b)                                 It will not harm, misuse or bring into disrepute the Licensed Property;

(c)                                  It will conduct the Licensed Promotion as well as manufacture, promote and distribute the Licensed Products and/or Licensed Premiums in accordance with the terms of this Agreement, and in compliance with all applicable government regulations and industry standards;

(d)                                 It will not create any expenses chargeable to Licensor without the prior written approval of Licensor in each and every instance. It will not cause or allow any liens or encumbrances to be placed against, or grant any security interest (except to U.S. Bank National Association, a National banking association) in, the Licensed Property, and/or it will not intentionally cause or allow any liens or encumbrances to be placed against, or grant any security interest (except to U.S. Bank National Association, a National banking association) in Licensee’s inventory, contract rights and/or accounts receivables, and/or proceeds thereof, with respect to the Licensed Products without Licensor’s prior written consent;

(e)                                  It will use reasonable commercial efforts to protect its right to manufacture, promote and distribute the Licensed Products and/or Licensed Premiums hereunder;

(f)                                    It will at all times comply with all government laws and regulations, including but not limited to product safety, food, health, drug, cosmetic, sanitary or other similar laws relating or pertaining to the conduct of the Licensed Promotion as well as the manufacture, distribution, advertising or use of the Licensed Products and/or Licensed Premiums, and shall maintain its appropriate customary high quality standards during the Term hereof. It shall comply with any regulatory agencies which shall have jurisdiction over the Licensed Promotion or Licensed Products and/or Licensed Premiums and shall procure and maintain in force any and all permissions, certifications and/or other authorizations from governmental and/or other official authorities that may be required in response thereto. Each Licensed Product and/or Licensed Premium and component thereof distributed hereunder shall comply with all applicable laws, and regulations. Licensee shall follow reasonable and proper procedures for testing that all Licensed Products and/or Licensed Premiums comply with such laws, regulations and standards. Licensee shall permit Licensor or its designees to inspect testing records and procedures with respect to the Licensed Products and/or Licensed Premiums for compliance. Licensed Products and/or Licensed Premiums that do not comply with all applicable laws, regulations and standards shall automatically be deemed unapproved and immediately taken off the market;

(g)                                 It shall, upon Licensor’s request, provide credit information to Licensor including, but not limited to, fiscal year-end financial statements (profit-and-loss statement and balance sheet) and operating statements;

(h)                                 It will provide Licensor with the date(s) of first use of the Licensed Products and/or Licensed Premiums in interstate and intrastate commerce, where appropriate;

(i)                                     It will, pursuant to Licensor’s instructions, duly take any and all necessary steps to secure execution of all necessary documentation for the recordation of itself as user of the Licensed Property in any jurisdiction where this is required or where Licensor reasonably requests that such recordation shall be effected. Licensee further agrees that it will at its own expense cooperate with Licensor in cancellation of any such recordation at the expiration of this Agreement or upon termination of Licensee’s right to use the Licensed Property. Licensee hereby appoints Licensor its Attorney-in-Fact for such purpose;

(j)                                     It will not deliver or sell Licensed Products and/or Licensed Premiums outside the Territory or knowingly deliver or sell Licensed Products and/or Licensed Premiums to a third party for delivery outside the Territory;

(k)                                  It will not use any labor that violates any local labor laws, including all wage and hour laws, laws against discrimination and that it will not use prison, slave or child labor in connection with the manufacture of the Licensed Products and/or Licensed Premiums;

(l)                                     It shall not send, share with or otherwise disclose any Artwork to any third party, including licensees of Licensor, but with the exception of approved third party manufacturers hereunder, without the prior written consent of Licensor;

(m)                               It shall at all times comply with all commercially reasonable manufacturing, sales, distribution, retail and marketing policies and strategies promulgated in writing by Licensor from time-to-time, and provided the same shall not materially increase the costs of manufacturing, sales, distribution, retail and marketing the Licensed Products; and

(n)                                 If requested by Licensor to do so, it will use reasonable efforts to utilize specific design elements of the Licensed Property provided to Licensee by Licensor on any promotional or advertising materials and/or hangtags, labels or other materials with respect to the Licensed Products and/or Licensed Premiums.

14.                               TERMINATION BY LICENSOR:

(a)                                  Licensor shall have the right to terminate this Agreement without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement, or otherwise in law, or in equity, or otherwise, upon the occurrence of any one or more of the following events (herein called “defaults”):

(i)                                     Licensee materially defaults in the performance of any of its obligations provided for in this Agreement; or

(ii)                                  Licensee shall have failed to deliver to Licensor or to maintain in full force and effect the insurance referred to in Paragraph 7(c) hereof; or

(iii)                               Licensee shall fail to make any payments due hereunder on the date due; or

(iv)                              Licensee shall fail to deliver any of the statements required herein or to give access to the premises and/or 1icense records pursuant to the provisions hereof to Licensor’s authorized representatives for the purposes permitted hereunder; or

(v)                                 Licensee shall fail to comply in all material respects with any laws, or regulations as provided in Paragraph 13(f) or any governmental agency or other body, office or official vested with appropriate authority finds that the Licensed Products and/or Licensed Premiums are harmful or defective in any way, manner or form, or are being manufactured, sold or distributed in contravention of applicable laws, regulations or standards, or in a manner likely to cause harm; or

(vi)                              Licensee shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent; or

(vii)                           Licensee does not commence in good faith to execute the Licensed Promotion (i.e. manufacture, distribute and sell the Licensed Products and/or Licensed Premiums) on or before the Marketing Date or thereafter fails to diligently and continuously execute the Licensed Promotion; or

(viii)                        Licensee shall execute the Licensed Promotion and/or manufacture, sell or distribute (whichever first occurs) any of the Licensed Products and/or Licensed Premiums without the prior written approval of Licensor as provided in Paragraph 9 hereof; or

(ix)                                Licensee undergoes a change of control as defined in Attachment A, attached hereto and incorporated herein by reference, provided that Licensor must give written notice of termination, if at all, within thirty (30) days after written notice of the change in control is given to Licensor by Licensee; or

(x)                                   Licensee uses Artwork which has not been approved by Licensor in compliance with the provisions of Paragraph 8(h), (i) or (j) hereof; or

(xi)                                A manufacturer approved pursuant to Paragraph 10(b) hereof shall sell Licensed Products and/or Licensed Premiums to parties other than Licensee or engage in conduct, which conduct if engaged in by Licensee would entitle Licensor to terminate this Agreement; or

(xii)                             Licensee delivers or sells Licensed Products and/or Licensed Premiums outside the Territory or knowingly sells Licensed Products and/or Licensed Premiums(s) to a third party who Licensee knows intends to, or who Licensee reasonably should suspect intends to, sell or deliver such Licensed Products and/or Licensed Premiums outside the Territory; or

(xiii)	Licensee uses any labor that violates any local labor laws and/or it uses prison, slave or child labor in connection with the manufacture of the Licensed Products and/or Licensed Premiums; or

(xiv)	Licensee has made a material misrepresentation or has omitted to state a material fact necessary to make the statements not misleading as they pertain to this Agreement; or

(xv)	Licensee shall materially breach any other agreement in effect between Licensee on the one hand and Licensor on the other.

(b)                                 In the event any of these defaults occur, Licensor shall give notice of termination in writing to Licensee in the manner prescribed in Paragraph 16 below. Licensee shall have fifteen (15) days from the date of giving notice in which to correct any of these defaults (except defaults based on non-payment of monies to Licensor which must be cured within ten (10) days and defaults based on subdivisions (vii), (viii), (x) and (xii) above which are not curable), and failing such, this Agreement shall thereupon immediately terminate, and any and all payments then or later due from Licensee hereunder (including Guaranteed Consideration) shall then be immediately due and payable in full and no portion of those prior payments shall be repayable to Licensee.

(c)                                  Licensee shall have the right to terminate this Agreement without prejudice to any other rights which it may have, whether pursuant to the provisions of this Agreement, or otherwise at law or in equity, if Licensor defaults in the performance of any of its obligations provided for in this Agreement or in the event of a material breach by Licensor of its warranties or representations set forth in this Agreement. In the event any such default occurs, Licensee shall give notice of termination in writing to Licensor by certified mail. Licensor shall have thirty (30) days from the date of giving notice in which to correct any default or, if the correction would reasonably take more than thirty (30) days, such additional time as is needed so long as Licensor diligently pursues such correction, and failing such correction, this Agreement shall thereupon immediately terminate, and any and all Guaranteed Consideration later due from Licensee hereunder shall no longer be due; provided, however, that no portion of prior payments hereunder shall be repayable to Licensee.

15.                               FINAL STATEMENT UPON EXPIRATION OR TERMINATION: Licensee shall deliver, as soon as practicable, but not later than forty-five (45) days following expiration or termination of this Agreement, a statement indicating the number and description of Licensed Products and/or Licensed Premiums on hand together with a description of all advertising and promotional materials relating thereto. Following expiration or termination of this Agreement, Licensee shall immediately cease any and all manufacturing of the Licensed Products and/or Licensed Premium. However, if Licensee has complied with all the terms of this Agreement, including, but not limited to, complete and timely payment of the Guaranteed Consideration and Royalty Payments, then Licensee may continue to distribute its remaining inventory, on a non-exclusive basis only, for a period not to exceed ninety (90) days following such expiration (the “Sell-Off Period”), subject to payment of applicable royalties thereto. In no event, however, may Licensee distribute during the Sell-Off Period an amount of Licensed Products and/or Licensed Premiums that exceeds the average amount of Licensed Products and/or Licensed Premiums distributed during any consecutive ninety (90) day period during the Term. In the event this Agreement is terminated by Licensor for any reason under this Agreement, Licensee shall be deemed to have forfeited its Sell-Off Period. If Licensee has any remaining inventory of the Licensed Products and/or Licensed Premiums following the Sell-Off Period, Licensee shall, at Licensor’s option, make available such inventory to Licensor for purchase at or below cost, deliver up to Licensor for destruction said remaining inventory or furnish to Licensor an affidavit attesting to the destruction of said remaining inventory. Licensee shall, at Licensor’s option, deliver to Licensor at no charge all Artwork (except tooling and tooling aids) related to the Licensed Products, deliver up to Licensor for destruction Artwork or furnish to Licensor an affidavit attesting to the destruction of said Artwork. Licensee shall furnish to Licensor an affidavit attesting to the destruction or removal of the Licensed Property from all tooling and tooling aids. Licensor shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event that Licensee refuses to permit Licensor to conduct such physical inventory,

Licensee shall forfeit its right to the Sell-Off Period hereunder or any other rights to dispose of such inventory. In addition to the forfeiture, Licensor shall have recourse to all other legal remedies available to it.

16.                               NOTICES: Except as otherwise specifically provided herein, all notices which either party hereto are required or may desire to give to the other shall be given by addressing the same to the other at the address set forth above, or at such other address as may be designated in writing by any such party in a notice to the other given in the manner prescribed in this paragraph.  All such notices shall be sufficiently given when the same shall be deposited so addressed, postage prepaid, in the United States mail and/or when the same shall have been delivered, so addressed, by facsimile or by overnight delivery service and the date of transmission by facsimile, receipt of overnight delivery service or two business days after mailing shall for the purposes of this Agreement be deemed the date of the giving of such notice.

17.                               NO PARTNERSHIP, ETC.: This Agreement does not constitute and shall not be construed as constitution of a partnership or joint venture between Licensor and Licensee. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

18.                               NO SUBLICENSING/NON-ASSIGNABILITY: This Agreement shall bind and inure to the benefit of Licensor, its successors and assigns. This Agreement is personal to Licensee. Licensee shall not sublicense, franchise or delegate to third parties its rights hereunder (except as set forth in Paragraph 10(b) hereof) without the prior written consent of Licensor. Neither this Agreement nor any of the rights of Licensee hereunder shall be sold, transferred or assigned by Licensee and no rights hereunder shall devolve by operation of law or otherwise upon any receiver, liquidator, trustee or other party. Notwithstanding the foregoing, Licensor shall not seek injunctive relief to prevent Licensee from consummating a “change of control” as defined in Attachment A, and any termination of this Agreement as a result of a “change of control” shall be in accordance with Paragraph l4(a)(ix) above.

19.                               BANKRUPTCY RELATED PROVISIONS:

(a)                                  The parties hereby agree and intend that this Agreement is an executory contract governed by Section 365 of the U.S. Bankruptcy Code (“Bankruptcy Code”).

(b)                                 In the event of Licensee’s bankruptcy, the parties intend that any royalties payable under this Agreement during the bankruptcy period be deemed administrative claims under the Bankruptcy Code because the parties recognize and agree that the bankruptcy estate’s enjoyment of this Agreement will (i) provide a material benefit to the bankruptcy estate during its reorganization and (ii) deny Licensor the benefit of the exploitation of the rights through alternate means during the bankruptcy reorganization.

(c)                                  The parties acknowledge and agree that any delay in the decision of trustee of the bankruptcy estate to assume or reject the Agreement (the “Decision Period”) materially harms Licensor by interfering with Licensor’s ability to alternatively exploit the rights granted under this Agreement during a Decision Period of uncertain duration. The parties recognize that arranging appropriate alternative exploitation would be a time consuming and expensive process and that it is unreasonable for Licensor to endure a Decision Period of extended uncertainty. Therefore, the parties agree that the Decision Period shall not exceed sixty (60) days.

(d)                                 Licensor, in its interest to safeguard its valuable interests (including, without limitation, its intellectual property rights in the Licensed Property), has relied on the particular skill and knowledge base of Licensee. Therefore, the parties acknowledge and agree that in a bankruptcy context this Agreement is a license of the type described by Section 365(c)(1) of the Bankruptcy Code and may not be assigned without the prior written consent of the Licensor.

20.                               CONSTRUCTION AND DISPUTE RESOLUTION: This Agreement shall be construed in accordance with the laws of the State of California of the United States of America without regard to its conflicts of laws provisions. Any and all controversies, claims or disputes arising out of or related to this Agreement or the interpretation, performance or breach thereof, including, but not limited to, alleged violations of state or federal statutory or common law rights or duties, and the determination of the scope or applicability of this agreement to arbitrate (“Dispute”), except as set forth in subparagraphs (b) and (c), below, shall be resolved according to the procedures set forth in subparagraph (a), below, which shall constitute the sole dispute resolution mechanism hereunder:

(a)                                  Arbitration: In the event that the parties are unable to resolve any Dispute informally, then such Dispute shall be submitted to final and binding arbitration. The arbitration shall be initiated and conducted according to either the JAMS Streamlined (for claims under $250,000) or the JAMS Comprehensive (for claims over $250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure, at the Los Angeles office of JAMS, or its successor (“JAMS”) in effect at the time the request for arbitration is made (the “Arbitration Rules”). The arbitration shall be conducted in Los Angeles County before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The arbitrator shall follow California law and the Federal Rules of Evidence in adjudicating the Dispute. The parties waive the right to seek punitive damages and the arbitrator shall have no authority to award such damages. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Unless the parties agree otherwise, the neutral arbitrator and the members of any appeal panel shall be former or retired judges or justices of any California state or federal court with experience in matters involving the entertainment industry. If either party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable) within thirty (30) days of such award being rendered, then the other party may enforce the final award in any court of competent jurisdiction in Los Angeles County. The party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, incurred in enforcing the award, to be paid by the party against whom enforcement is ordered.

(b)                                  Injunctive Relief: Notwithstanding the foregoing, either party shall be entitled to seek injunctive relief (unless otherwise precluded by any other provision of this Agreement) in the state and federal courts of Los Angeles County.

(c)                                  Other Matters: Any Dispute or portion thereof, or any claim for a particular form of relief (not otherwise precluded by any other provision of this Agreement), that may not be arbitrated pursuant to applicable state or federal law may be heard only in a court of competent jurisdiction in Los Angeles County.

21.                               WAIVER, MODIFICATION ETC.: No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any acts other than those specifically referred to therein. The fact that the Licensor has not previously insisted upon Licensee expressly complying with any provision of this Agreement shall not be deemed to be a waiver of Licensor’s future right to require compliance in respect thereof and Licensee specifically acknowledges and agrees that the prior forbearance in respect of any act, term or condition shall not prevent Licensor from subsequently requiring full and complete compliance thereafter. If any term or provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction or any other authority vested with jurisdiction, such holding shall not affect the validity or enforceability of any other term or provision hereto and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein. Headings of paragraphs herein are for convenience only and are without substantive significance.

22.                               CONFIDENTIALITY: The Artwork and the materials and information supplied to one party by the other hereunder constitute, relate to, contain and form a part of confidential and proprietary information of the disclosing party, including, but not limited to, Style Guides, design elements, character profiles, unpublished copyrighted material, release dates, marketing and promotional strategies, information about new products, properties and characters, the terms and conditions of this Agreement, and other information which is proprietary in nature or is a trade secret (collectively, the “Proprietary Information”). The parties acknowledge and agree that the Proprietary Information is highly confidential and that disclosure of the Proprietary Information will result in serious harm to the owner thereof. Among other damage, unauthorized disclosure of the Proprietary Information will. (i) damage carefully planned marketing strategies, (ii) reduce interest in the Licensed Property, (iii)

make unique or novel elements of the Licensed Property susceptible to imitation or copying by competitors, infringers or third parties prior to Licensor’s release of the information or materials, (iv) damage proprietary protection in undisclosed or unpublished information or materials, and (v) provide unauthorized third parties with materials capable of being used to create counterfeit and unauthorized merchandise, audio-visual products or other products, all of which will seriously damage Licensor’s rights and business. Except as expressly approved in writing by the owner of the Proprietary Information, the other party shall not reproduce or use the Proprietary Information of the other party and shall not discuss, distribute, disseminate or otherwise disclose the Proprietary Information or the substance or contents thereof, in whole or in part, in its original form or in any other form, with or to any other person or entity other than employees of the parties and, in the case of Licensee, third parties who have executed a Contributor’s Agreement (as provided in Paragraph 8(b)) or third party manufacturer’s agreement (as provided in Paragraph 10(b)) and been approved by Licensor as provided hereunder, and such employees and third parties shall be given access to the Proprietary Information only on a “need-to-know” basis. The foregoing restrictions shall not apply to any information which, (i) at the time of disclosure, is in the public domain or which, after disclosure, becomes part of the public domain by publication or otherwise through no action or fault of the receiving party; (ii) information which the receiving party can show was in its possession at the time of disclosure and was not acquired, directly or indirectly, from the other party; (iii) information which was received from a third party having the legal right to transmit the same; (iv) information which is independently developed, conceived, or created without use of or reference to any Proprietary Information of the other party; or (v) information which is disclosed pursuant to valid court order, other legal process, or disclosure laws. Notwithstanding anything herein to the contrary, either party to this Agreement and its representatives may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

23.                               ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement between the parties concerning the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the parties other than as expressly set forth in this Agreement.

24.                                 ACCEPTANCE BY LICENSOR: This instrument, when signed by Licensee shall be deemed an application for license and not a binding agreement unless and until accepted by Licensor by signature of a duly authorized officer and the delivery of such a signed copy to Licensee. The receipt and/or deposit by Licensor of any check or other consideration given by Licensee and/or delivery of any material by Licensor to Licensee shall not be deemed an acceptance by Licensor of this application. The foregoing shall apply to any documents relating to renewals or modifications hereof.

This Agreement shall be of no force or effect unless and until it is signed by all of the parties listed below:

AGREED and ACCEPTED:	AGREED and ACCEPTED:

WARNER BROS. CONSUMER PRODUCTS INC.	POORE BROTHERS, INC.

By:	By:
Gary R. Simon, Senior Vice President Business & Legal Affairs

Date:	Date:

EXHIBIT 1
#14559-SCOO

CHANNELS OF DISTRIBUTION
DEFINITIONS

LICENSEE MAY SELL THE LICENSED PRODUCTS ONLY THROUGH THE CHANNELS OF DISTRIBUTION AS SPECIFIED ABOVE IN PARAGRAPH 1(a) OF THIS LICENSE AGREEMENT AND AS SUCH CHANNELS ARE DEFINED IN THIS EXHIBIT 1. ALL OTHER CHANNELS OF DISTRIBUTION DEFINED IN THIS EXHIBIT 1, WHICH ARE NOT SPECIFIED IN PARAGRAPH 1(a) ABOVE, ARE SPECIFICALLY EXCLUDED FROM THIS LICENSE AGREEMENT.

1.                                       “Airport Gift and Other Airport Stores” shall mean gift and other stores located within airports, excluding Duty-Free Store Operators (as defined below). Examples of Airport Gift and Other Stores include, without limitation, Paradies and W.H. Smith.

2.                                       “Amusement Game Redemption” shall mean distribution of products as prizes awarded in amusement games.

3.                                       “Amusement Park Gift Stores” shall mean gift stores located within amusement parks, such as Six Flags, Paramount Parks, Universal Theme Parks, Dollywood, Walt Disney World and the Disneyland Resort.

4.                                       “Art & Craft Stores” shall mean stores that offer for sale primarily art and craft supplies. Examples of Art & Craft Stores include, without limitation, Fast Frame, Michaels and Michaels MJ Designs.

5.                                       “Athletic Apparel & Footwear Stores” shall means stores that offer for sale primarily athletic apparel and footwear. Examples of Athletic Apparel & Footwear Stores include, without limitation, Footlocker, Athlete’s Foot and Champs.

6.                                       “Automotive/Carwash Stores” shall mean (a) stores that offer for sale primarily automotive supplies, or (b) stores located at carwash or gasoline station premises.

7.                                       “Baby Specialty Stores” shall mean stores that offer for sale primarily infant apparel, furniture, accessories and other products designed specifically for babies. Examples of Baby Specialty Stores include, without limitation, Babies R Us.

8.                                       “Beauty Supply Stores” shall mean stores that offer for sale primarily cosmetics, haircare products, beauty accessories and personal grooming related items.

9.                                       “Business to Business” shall mean when a licensee sells product to another business and the items sold are used for corporate gifts, prizes, etc.

10.                                 “Camera/Photo Specialty Stores” shall mean stores that offer for sale primarily camera equipment and supplies.

11.                                 “Candy/Confectionery Specialty Stores” shall mean stores that offer for sale primarily candy and confectionery products. Examples of Candy/Confectionery Specialty Stores include, without limitation, FAO Schweetz and The Sweet Factory.

12.                                 “Catalog Showrooms” shall mean stores that offer a broad assortment of products for sale primarily through a catalog along with display of samples of products in a showroom. Examples of Catalog Showrooms include, without limitation, Service Merchandise.

13.                                 “Chain Book Stores” shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily books. Examples of Chain Book Stores include, without limitation, B. Dalton, SuperCrown, Walden Books and Brentano’s.

14.                                 “Chain Comic Book Stores” shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily comic books.

15.                                 “Chain Drug Stores” shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily prescription and over-the-counter drugs, personal care products and household products. Examples of Chain Drug Stores include, without limitation, Walgreens, Rite-Aid, Thrifty/Payless, C.V.S./Revco, Thrift Drug, Phar Mor, Longs Drugs, Jean Coutu, London Drugs and Shopper’s Drug Mart.

16.                                 “Chain Jewelry Stores” shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily jewelry. The “Chain Jewelry Stores” channel shall specifically exclude Guild Jewelers (as defined below). Examples of Chain Jewelry Stores include, without limitation, Sterling, Barry’s, Lipman’s and Hellsburg.

17.                                 “Chain Toy Stores” shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily toys. In order to be considered a “Toy Store” hereunder, the total number of toy-type SKU’s (stock-keeping units) must represent eighty percent (80%) or more of such store’s total SKU’s. The “Chain Toy Stores” channel shall specifically exclude Toy Specialty/Better Toy Chain Stores (as defined below). Examples of Chain Toy Stores include, without limitation, Toys R Us.

18.                                 “Coffee Specialty Stores” shall mean stores that offer for sale primarily specialty coffee and related products, such as coffee mugs. Examples of Coffee Specialty Stores include, without limitation, Starbucks, Buzz Coffee, Gloria Jeans and The Coffee Beanery.

19.                                 “College/University Stores” shall mean stores located on the campuses of colleges or universities,

20.                                 “Commercial Facilities” shall mean offering products for sale to architectural firms or interior designers working with commercial facilities, such as hotels and daycare facilities.

21.                                 “Computer Specialty Stores” shall mean stores that offer for sale primarily computer equipment and supplies. Examples of Computer Specialty Stores include, without limitation, Comp USA.

22.                                 “Convenience Stores” shall mean stores that offer for sale primarily packaged and “quick service” food products, are generally open 24 hours a day, and are designed to offer greater convenience than larger Supermarket/Grocery Stores. Examples of Convenience Stores include, without limitation, 7-11, AMIPM, Dairy Mart and Circle K.

23.                                 “Dental/Medical Profession” shall mean institutions or offices that provide dental or medical services, such as hospitals, laboratories or doctors’ offices.

24.                                 “Direct Mail Catalogs” shall mean catalogs that offer products for sale and are mailed directly to consumers’ homes. The “Direct Mail Catalogs” channel shall specifically exclude catalogs for fundraising purposes which shall be included in the “Fundraising” channel defined below. Examples of Direct Mail Catalogs include, without limitation, Spiegel, Hearth & Home, Domestications, Tapestry, Company Store, Hammacher Schlemmer, Fingerhut, Amway, Lillian Vernon, Regal, Avon and Sears Catalog.

If Licensor grants to Licensee the right to. distribute Licensed Products through any Direct Mail Catalogs: (a) each such catalog shall be specified in the Channels of Distribution set forth in Paragraph 1(a) of the License Agreement or otherwise expressly approved in writing by Licensor on a case-by-case basis, and (b) each such catalog depicting or referring to the Licensed Products or the Licensed Property must be submitted to Licensor for prior written approval in accordance with Licensor’s Brand Assurance policies and procedures.

25.                                 “Direct Response” shall mean print advertisement, free standing inserts (“FSI’s”) and other promotional material (except catalogs) that are mailed directly to consumers’ homes for the purpose of soliciting product sales directly from consumers. The “Direct Response” channel shall specifically exclude direct mail catalogs which shall be included in the “Direct Mail Catalog” channel defined above.

If Licensor grants to Licensee the right to distribute Licensed Products through Direct Response, each print advertisement, FSI and other promotional material depicting or referring to the Licensed Products or the Licensed Property must be submitted to Licensor for prior written approval in accordance with Licensor’s Brand Assurance policies and procedures.

26.                                 “Door-to-Door Solicitation” shall mean offering products for sale through personal visits by salespersons to consumers’ homes.

27.                                 “Duty-Free Operators” shall mean (a) stores usually located in transit locations (i.e. airports, in-flight, train, ferry stations, cruise lines and ports) which offer products for sale to international travelers free of taxes and duties and (b) sales offered to diplomat shops, diplomat suppliers and individual diplomats free of taxes and/or duties. If Licensor grants to Licensee the right to distribute products through Duty-Free Operators, such channels of distribution (like all other channels of distribution granted) shall be limited to those stores located within the Territory.

28.                                 “Educational Institutions” shall mean offering products (generally books) for sale to public or private schools or other educational institutions. Examples of Educational Institutions include, without limitation, the Los Angeles Unified School District.

29.                                 “Educational Specialty Stores” shall mean stores that offer for sale primarily educational products. Examples of Educational Specialty Stores include, without limitation, Imaginarium and Nature Company.

30.                                 “Electronics Stores” shall mean stores that offer for sale primarily electronic products. Examples of Electronics Stores include, without limitation, Circuit City, Fry’s and Best Buy.

31.                                 “Family Restaurants” shall mean a food service establishment or group of food service establishments that offer a sit down meal menu conducive to all members of the family and generally offers table service to customers. Examples of Family Restaurants include, without limitation, Denny’s and Friendly’s.

32.                                 “Fashion Accessory Stores” shall mean stores that offer for sale primarily costume jewelry, hair accessories and other fashion accessories. Examples of Fashion Accessory Stores include, without limitation, Claire’s Boutique, Afterthoughts, It’s About Time, Piercing Pagoda, Ardene and Bentley’s.

33.                                 “Fashion Specialty Boutiques” shall mean stores that offer for sale primarily fashion apparel product. Examples of Fashion Specialty Boutiques include, without limitation, Fred Segal, Urban Outfitters, American Rag, and Dr. J’s.

34.                                 “Florists” shall mean stores or companies that offer for sale primarily flowers. Examples of Florists include, without limitation, Conroy’s, FTD and 1-800-Flowers.

35.                                 “Food Service” shall mean locations that provide food service to consumers in cafeterias, hospital food services, school lunch programs, and similar institutional food service locations.

36.                                 “Fundraising” shall mean offering products for sale through catalogs, direct mail brochures, prize programs and in-school sales, which are used by schools and charitable, religious or other organizations to raise funds. Examples of Fundraising companies include, without limitation, Giftco, Springwater and Darlington Farms.

37.                                 “Furniture Stores” shall mean stores that offer for sale primarily furniture. Examples of Furniture Stores include, without limitation, Wickes, Homemakers, Kiddles and Levitz.

38.                                 “Garden Specialty Stores” shall mean stores that offer for sale primarily garden supplies and plants. Examples of Garden Specialty Stores include, without limitation, Armstrong’s, Callaway’s and Wolf Nurseries.

39.                                 “Gift Retailers” shall mean stores that ( a) offer products for sale that are in somewhat related product categories and are known as “gifts” in the trade, which products generally are classified in the trade as “better” quality and are higher priced (as compared to National and Regional

Discount/Mass Retailers’ products), (b) do not usually discount merchandise or sell it at greatly reduced prices, (c) usually focus more on aesthetics in merchandise displays than on price, and (d) generally require individual store servicing by suppliers in merchandise set-up, display, SKU maintenance and reordering. Suppliers to Gift Retailers typically advertise in trade publications, such as “Gift & Stationery Business”, “Giftware News” and “Gifts & Decorative Accessories”.

Suppliers to Gift Retailers usually include companies such as Enesco, Midwest of Cannon Falls, New Creative Enterprises, Dale Tiffany, Pacific Rim, Ande Rooney, Waterford, GiftCraft, Carson Industries, Possible Dreams, Lenox, Department 56, Lefton, Swarovski and Flambro. The “Gift Retailers” channel shall specifically exclude Novelty Gift Stores (as defined below), Duty-Free Store Operators (as defined above), and Airport Gift and Other Airport Stores (as defined above).

40.                                 “Gourmet Food Specialty Stores” shall mean stores that offer for sale primarily gourmet and specialty food products. Examples of Gourmet Food Specialty Stores include, without limitation, Bristol Farms, Whole Foods and Gelsons.

41.                                 “Greeting Card Stores” shall mean stores that offer for sale primarily greeting cards. Examples of Greeting Card Stores include, without limitation, Hallmark.

42.                                 “Guild Jewelers” shall mean stores that offer for sale primarily fine jewelry which is generally classified in the trade as “best” or “highest” quality, Examples of Guild Jewelers include, without limitation, Mayers, Rogers and Bailey Banks & Biddle.

43.                                 “Hobby & Model Stores” shall mean stores that offer for sale primarily hobby and model supplies.

44.                                 “Home Improvement Stores” shall mean stores that offer for sale primarily hardware and home improvement supplies. Examples of Home Improvement Stores include, without limitation, Home Depot, OSH, Home Base, Lowes and Home Hardware.

45.                                 “Home Specialty Stores” shall mean stores that offer for sale primarily bedding, towels and other bathroom products, kitchen merchandise and housewares. Examples of Home Specialty Stores include, without limitation, Strouds, Linens ‘N’ Things, 3D Bed & Bath, Bed/Bath/Beyond and Luxury Linens.

46.                                 “Ice Cream Shops” shall mean stores that offer for sale primarily ice cream, ice cream cakes and similar frozen dessert products. Examples of Ice Cream Shops include, without limitation, Baskin-Robbins, Dairy Queen and Ben and Jerry’s Shops.

47.                                 “In-Store Bakeries” shall mean the in-store bakery departments within Supermarket/Grocery Stores, National and Regional Discount/Mass Retailers and Warehouse Clubs. Such departments offer for sale primarily freshly baked breads, cakes, cookies and similar bakery items.

48.                                 “Internet” shall mean offering products for sale through the electronic network known as the Internet.

49.                                 “Mall Clothing Specialty Stores” shall mean stores that offer for sale primarily clothing and are located within a mall. Examples of Mall Clothing Specialty Stores include, without limitation, Millers Outpost, Wet Seal, Au Coin Des Petites, La Senza, Suzie Shier and Reitmans.

50.                                 “Mid-Tier Department Stores” shall mean stores that offer products for sale in a broad assortment of unrelated product categories, which products are generally classified in the trade as “better” (but not “best”) quality products. Examples of Mid-Tier Department Stores include, without limitation, JC Penney, Sears, Mervyn’s, SteinMart, Kohls, Fred Meyer, The Bay, Clemont and Simon’s.

51.                                 “Military Exchange Services” shall mean military headquarters as well as individual bases of armies and/or airforces of each country within the Territory. Examples of Military Exchange Services include, without limitation, U.S. Army and Airforce Exchange Service (“AAFES”) and the Canadian Forces Exchange Service (“CANEX”). If Licensor grants to Licensee the right to distribute products through Military Exchange Services, such channel of distribution shall be limited to the Military Exchange Services of the countries within the Territory, but shall include all of such Military Exchange Services’ stores located anywhere in the world.

52.                                 “Music/Video Stores” shall mean stores that offer for sale primarily musical recordings, on compact discs, cassettes or other media, and/or movie recordings on videos, laser disks or other media for home use by consumers. Examples of Music/Video Stores include, without limitation, Blockbuster, Musicland, Tower Records, Virgin Records, Wherehouse Records, Sam Goody’s and Suncoast.

53.                                 “National Discount/Mass Retailers” shall mean stores that (a) have nation-wide distribution, (b) offer products for sale in a broad assortment of unrelated product categories, which products generally are not classified in the trade as “better/best” quality products, (c) are usually “self-service” with more of an emphasis on price than aesthetics, and (d) generally do not require individual store servicing by suppliers. Suppliers to National Discount/Mass Retailers typically advertise in trade publications, such as “Discount Store News” and “Discount Merchandiser”, and usually attend the IMRA (International Mass Retailer Association) trade show. The “National Discount/Mass Retailers” channel shall specifically exclude the in-store bakery departments of such stores, which shall be included in the “In-Store Bakeries” channel defined above. Examples of National Discount/Mass Retailers include, without limitation, Walmart, K-Mart, Target, Zellers, Biway and Canadian Tire.

54.                                 “Non-Chain Book Stores” shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily books.

55.                                 “Non-Chain Comic Book Stores” shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily comic books.

56.                                 “Non-Chain Drug Stores” shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily prescription and over-the-counter drugs, personal care products and household products.

57.                                 “Non-Chain Jewelry Stores” shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily jewelry. The “Non-Chain Jewelry Stores” channel shall specifically exclude Guild Jewelers (as defined above).

58.                                 “Non-Chain Toy Stores” shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily toys. In order to be considered a “Toy Store” hereunder, the total number of toy-type SKU’s must represent eighty percent (80%) or more of such store’s total SKU’s. Examples of Non-Chain Toy Stores include, without limitation, Talbot’s Toyland and Tons of Toys, Inc.

59.                                 “Non-Mall Clothing Specialty Stores” shall mean stores that offer for sale primarily clothing and are not located within a mall. Examples of Non-Mall Clothing Specialty Stores include, without limitation, Kids Mart, Kids R Us, Clothestime and Fashion Bug.

60.                                 “Novelty Gift Stores” shall mean stores that offer for sale primarily novelty gift items. The “Novelty Gift Stores” channel shall specifically exclude Airport Gift and Other Airport Stores and Duty-Free Operators (as such terms are defined above). Examples of Novelty Gift Stores include, without limitation, Spencer’s and It Stores.

61.                                 “Off-Price/Closeout Stores” shall mean stores that offer for sale primarily discounted apparel and other merchandise. Examples of Off-Price/Closeout Stores include, without limitation, Marshall’s, T.J. Maxx, Ross Dress For Less, Hit or Miss, Tuesday Morning and Winners.

62.                                 “Office Specialty Stores” shall mean stores that offer for sale primarily office supplies. Examples of Office Specialty Stores include, without limitation, Office Depot, Staples and Office Max.

63.                                 “Outlet Stores” shall mean stores that offer for sale primarily discounted merchandise of a particular manufacturer or retailer.

64.                                 “Party Stores” shall mean stores that offer for sale primarily party supplies. Examples of Party Stores include, without limitation, Party City and Party World.

65.                                 “Pet Stores” shall mean stores that offer for sale primarily pet supplies. Examples of Pet Stores include, without limitation, PetCo and PetSmart.

66.                                 “Quick Service Restaurants” shall mean a food service establishment or group of food service establishments that offer rapid meal menus to consumers and generally do not offer table service to customers. Examples of Quick Service Restaurants include, without limitation, Subway and Burger King.

67.                                 “Regional Discount/Mass Retailers” shall mean stores that (a) have regional distribution, (b) generally offer products for sale in a broad assortment of unrelated product categories, which products generally are not classified in the trade as “better/best” quality products, (c) are usually “self-service” with more of an emphasis on price than aesthetics, and (d) generally do not require individual store servicing by suppliers. Suppliers to Regional Discount/Mass Retailers typically advertise in trade publications, such as “Discount Store News” and “Discount Merchandiser”, and usually attend the IMRA (International Mass Retailer Association) trade show. The “Regional Discount/Mass Retailers” channel shall specifically exclude the in-store bakery departments of such stores, which shall be included in the “In-Store Bakeries” channel defined above. Examples of Regional Discount/Mass Retailers include, without limitation, Meijers, Caldor, Ames, Bradlees, Hill’s, Rose’s, Venture, Shopko, Cotter, Fields, Giant Tiger, Harts, Northwest and Saan Stores.

68.                                 “Retail Bakeries” shall mean stores that offer for sale primarily freshly baked breads, cakes, cookies and similar bakery items. The “Retail Bakeries” channel shall specifically exclude In-Store Bakeries (as defined above).

69.                                 “School Book Clubs/Fairs” shall mean offering products for sale through book catalogs distributed to teachers and students at public or private schools (usually elementary or high school) or through book fairs conducted on the premises of such schools. Examples of School Book Clubs/Fairs include, without limitation, Troll Book Club and Scholastic Book Fair.

70.                                 “Souvenir Stores” shall mean stores that offer for sale primarily souvenirs.

71.                                 “Sporting Good Stores” shall mean stores that offer for sale primarily sporting goods, equipment, athletic apparel, and other merchandise that reflects a sports theme. Examples of Sporting Good Stores include, without limitation, Big 5 and Sports Chalet.

72.                                 “Sports Stadium Shops” shall mean concessionaire shops located within stadiums or arenas where sporting events are held.

73.                                 “Stationery Stores” shall mean stores that offer for sale primarily stationery. Examples of Stationery Stores include, without limitation, Farr’s Stationaires.

74.                                 “Street Vendors” shall mean individual merchants who offer products for sale in stands, booths or other non-permanent structures usually located on the sidewalk and designed to attract passing pedestrians.

75.                                 “Supermarket/Grocery Stores” shall mean stores that offer for sale primarily packaged food products. The “Supermarket/ Grocery Stores” channel shall specifically exclude the in-store bakery departments of such stores, which shall be included in the “In-Store Bakeries” channel defined above. The “Supermarket/Grocery Stores” channel shall specifically exclude Gourmet Food Specialty Stores (as defined above) and Convenience Stores (as defined above). Examples of Supermarket/Grocery Stores include, without limitation, Kroger, Safeway, American Stores, Albertson’s, Winn Dixie, Food Lion, Von’s, Finast, Ralphs, Marsh and Superstores.

76.                                 “Swap Meets/Flea Markets” shall mean offering products for sale through organized events known as swap meets or flea markets, which involve a group of vendors offering for sale a variety of products, often collectibles or antiques.

77.                                 “Television Home Shopping” shall mean offering products for sale through cable and broadcast television, including infomercials, QVC and Home Shopping Network. The “Television Home Shopping” channel shall specifically exclude sales through the Internet, CD-Interactive and other electronic media.

78.                                 “Theatrical Concessions” shall mean the retail section that sells such items as popcorn, soda and candy within chain and non-chain movie theater locations such as Cineplex Odeon, Loews and Cinemark,

79.                                 “Toy Specialty/Better Toy Chain Stores” shall mean companies that offer for sale primarily specialty toys. Examples of Toy Specialty/Better Toy Chain Stores include, without limitation, FAO Schwarz, Zany Brainy, Imaginarium, and Noodle Kidoodle.

80.                                 “Toy Wholesalers” shall mean companies that offer for sale primarily toys to retail stores. In order to be considered a “Toy Wholesaler” hereunder, the total number of toy-type SKU’s must represent eighty percent (80%) or more of such wholesaler’s total SKU’s.

81.                                 “Trackside - CART” shall mean offering products for sale at races organized and sponsored by Championship Auto Racing Teams.

82.                                 “Trackside - NASCAR” shall mean offering products for sale at races organized and sponsored by the National Association for Stock Car Racing.

83.                                 “Trackside - NHRA” shall mean offering products for sale at races organized and sponsored by the National Hot Rod Association.

84.                                 “Upstairs Department Stores” shall mean stores that (a) offer products for sale in a broad assortment of unrelated product categories, which products are generally classified in the trade as “best” quality products, and (b) offer a high level of customer service with a strong emphasis on store aesthetics. Examples of Upstairs Department Stores include, without limitation, Bloomingdale’s, Macy’s, Nordstrom, May Department Stores, Saks Fifth Avenue, Neiman Marcus and Dillards.

85.                                 “Vending Machines” shall mean self-contained automated dispensing equipment operated by insertion of coin or paper currency or the equivalent thereof (i.e. debit cards, credit cards, etc.).

86.                                 “Wall Decor Stores” shall mean stores that offer for sale primarily wall decor products. Examples of Wall Decor Stores include, without limitation, Deck The Walls, Aaron Brothers and Prints Plus.

87.                                 “Warehouse Clubs” shall mean stores that offer for sale products in large sizes and quantities with more of an emphasis on price than service or store aesthetics, The “Warehouse Clubs” channel shall specifically exclude the in-store bakery departments of such stores, which shall be included in the “In-Store Bakeries” channel defined above. Examples of Warehouse Clubs include, without limitation, Sam’s Club and Price Costco.

88.                                 “WBSS International” shall mean the retail stores known as Warner Bros. Studio Stores, which are operated outside the United States.

If Licensor grants to Licensee the right to sell Licensed Products to WBSS International: (a) such rights shall be worldwide, notwithstanding any restrictions as to “Territory” contained in the Agreement, and (b) such rights shall be non-exclusive, notwithstanding any exclusivity provisions contained in the Agreement,

EXHIBIT 2

#14559-SCOO

CONTRIBUTOR’S AGREEMENT

The undersigned (“Contributor”) has been engaged by Poore Brothers, Inc. (“Licensee”), in connection with an agreement between Licensee and Warner Bros. Consumer Products Inc. (“Warner”) date                                                               (the “Agreement”) to work on or contribute to the creation of certain products (“Licensed Products”) that exploit certain of Warner’s intellectual property rights and/or related packaging, wrapping, advertising or promotional materials (“Collateral Materials”).

Contributor agrees and acknowledges that any creation, whether finished or not, and all copyrights, trademarks and other intellectual property rights contained therein and all tangible embodiments thereof that uses, exploits or derives from any of Warner’s intellectual property (“Artwork”) created by Contributor in connection herewith, solely or jointly with Licensor, Licensee or any other party, will be deemed a “work made for hire” for Licensor under the U.S. Copyright Act, and any and all similar provisions of law under other jurisdictions, and that Licensor will be deemed the author and the exclusive owner of such Artwork, and all intellectual property rights therein, in perpetuity and throughout the universe.  For clarification, the term “Artwork” does not include any elements of the Licensed Products or other materials created in connection with Contributor’s engagement by Licensee that do not use, exploit or derive from any of Warner’s intellectual property.  In the event any such Artwork cannot be deemed a “work made for hire” as set forth above, Contributor hereby assigns to Licensor all right, title and interest in and to such Artwork. Contributor hereby irrevocably appoints Licensor as Contributor’s attorney-in-fact for the purpose of executing documents on Contributor’s behalf as deemed necessary or desirable by Licensor to confirm such assignment, which appointment is coupled with an interest. If Contributor has any rights, including without limitation “artist’s rights” or “moral rights,” in such Artwork which cannot be assigned, Contributor agrees to waive enforcement worldwide of such rights against Licensor. In the event that Contributor has any such rights that cannot be assigned or waived, Contributor hereby grants to Licensor, an exclusive, worldwide, irrevocable, perpetual, transferable license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally transmit such Artwork in any medium or format, whether now known or later developed, for any purpose.

To induce Licensor to consent to the engagement of Contributor by Licensee, Contributor hereby acknowledges the proprietary and confidential nature of the information that Licensee or Licensor may provide to Contributor, or that Contributor might gain access to as the result of the privileged relationship created by this engagement (the “Proprietary Information”) and agrees to: (a) hold the Proprietary Information in strict confidence, using no less than a reasonable degree of care to protect such Proprietary Information; (b) use the Proprietary Information solely as necessary to perform the services required by the engagement (the “Permitted Use”); (c) if Contributor is a business entity rather than an individual, disclose the Proprietary Information only to Contributor’s employees with a need to know such Proprietary Information in connection with the Permitted Use and who have signed confidentiality agreements or are otherwise legally bound by confidentiality obligations consistent with, and no less restrictive than, the terms of this paragraph; and (d) return (to either Licensee or Licensor) or destroy (upon the written direction of Licensee or Licensor) all tangible and intangible materials containing the Proprietary Information promptly following the expiration or termination of Contributor’s engagement. Contributor acknowledges and agrees that the Proprietary Information is highly confidential and that unauthorized use or disclosure of such Proprietary Information will result in serious, irreparable harm for which Licensor’s remedies at law would be inadequate. Accordingly, Contributor acknowledges and agrees that if any such unauthorized use or disclosure occurs, Licensor will be entitled, in addition to any other remedies available to it at law or in equity, to the issuance of injunctive or other equitable relief.

CONTRIBUTOR:

Signature

Print Name

Address

Country

Date

AGREED and ACCEPTED:

WARNER BROS. CONSUMER PRODUCTS INC.

By:
Gary R. Simon, Senior Vice President Business & Legal Affairs

Date:

EXHIBIT 3

#14559-SCOO

WARNER BROS. CONSUMER PRODUCTS INC.

4000 Warner Boulevard

Bridge Building 156 South - 4th Floor

Burbank, CA 91522

Re: Approval of Third Party Manufacturer

To Whom It May Concern:

This letter will serve as notice to Warner Bros. Consumer Products Inc. (“Licensor”) that pursuant to Paragraph 10(b) of the that certain License Agreement between Licensor and Poore Brothers, Inc. (“Licensee”) dated                                                       , 200  (the “Agreement”), the undersigned company (“Manufacturer”) has been engaged as the manufacturer for Licensee in connection with the manufacture of the Licensed Products (as defined in the Agreement). Manufacturer hereby acknowledges that it may not manufacture Licensed Products for, or sell or distribute Licensed Products to, anyone other than Licensee. Manufacturer hereby further acknowledges that it has received a copy and is cognizant of the terms and conditions set forth in the Agreement. Manufacturer hereby agrees to be bound by and comply with all such terms and conditions in connection with Manufacturer’s performance as a manufacturer of the Licensed Products as if named as Licensee under the Agreement. Manufacturer will not use any prison, slave or child labor in connection with the manufacture of the Licensed Products, and will comply with all local laws, including without limitation, labor laws, wage and hour laws and anti-discrimination laws. Licensor will, at anytime, have the right to inspect the facilities and records of Manufacturer to ensure compliance therewith. It is understood that this engagement is on a royalty-free basis and that Manufacturer may not subcontract any work hereunder to any third party without Licensor’s prior written approval.

To induce Licensor to consent to the engagement of Manufacturer by Licensee, Manufacturer hereby acknowledges the proprietary and confidential nature of the information that Licensee or Licensor may provide to Manufacturer, or that Manufacturer might gain access to as the result of the privileged relationship created by this engagement (the “Proprietary Information”) and agrees to: (a) hold the Proprietary Information in strict confidence, using no less than a reasonable degree of care to protect such Proprietary Information; (b) use the Proprietary Information solely as necessary to perform the services required by the engagement (the “Permitted Use”); (c) disclose the Proprietary Information only to Manufacturer’s employees with a need to know such Proprietary Information in connection with the Permitted Use and who have signed confidentiality agreements or are otherwise legally bound by confidentiality obligations consistent with, and no less restrictive than, the terms of this paragraph; and (d) return (to either Licensee or Licensor) or destroy (upon the written direction of Licensee or Licensor) all tangible and intangible materials containing the Proprietary Information promptly following the expiration or termination of Manufacturer’s engagement. Manufacturer acknowledges and agrees that the Proprietary Information is highly confidential and that unauthorized use or disclosure of such Proprietary Information will result in serious, irreparable harm for which Licensor’s remedies at law would be inadequate. Accordingly, Manufacturer acknowledges and agrees that if any such unauthorized use or disclosure occurs, Licensor will be entitled, in addition to any other remedies available to it at law or in equity, to the issuance of injunctive or other equitable relief

Manufacturer understands that its engagement as the manufacturer for Licensee is subject to Licensor’s written approval. Manufacturer therefore requests that Licensor sign in the space below, thereby showing Licensor’s acceptance of Manufacturer’s engagement as set forth above.

Very truly yours,

Manufacturer/ Company Name

Signature

Print Name:

Address

Country

Date

Product(s) Manufacturing

AGREED and ACCEPTED:

WARNER BROS. CONSUMER PRODUCTS INC.

By:
Gary R. Simon, Senior Vice President Business & Legal Affairs

Date:

ATTACHMENT A

#14559-SCOO

(a) “Change of Control” means and includes each of the following:

(1)                                  Any transaction or series of transactions, whereby any person (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act) directly or indirectly, of securities of the Licensee representing more than fifty percent (50%) of the combined voting power of the Licensee’s then outstanding securities; provided, that for purposes of this paragraph, the term “person” shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Licensee or a subsidiary of Licensee and (B) a corporation owned directly or indirectly by the stockholders of the Licensee in substantially the same proportions as their ownership in the Licensee;

(2)                                  Any merger, consolidation, other corporate reorganization or liquidation of the Licensee in which the Licensee is not the continuing or surviving corporation or entity or pursuant to which shares of Stock would be converted into cash, securities, or other property, other than (A) a merger or consolidation with a wholly owned subsidiary, (B) a reincorporation of the Licensee in a different jurisdiction, or (C) other transaction in which there is no substantial change in the stockholders of the Licensee;

(3)                                  Any merger or consolidation of the Licensee with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Licensee immediately prior to such merger, consolidation or other reorganization;

(4)                                  The sale, transfer, or other disposition of all or substantially all of the assets of the Licensee; or

(5)                                  A change or series of related or unrelated changes in the composition of the Board of Directors of Licensee, during any twenty-four (24) month period beginning on the first anniversary of the date of this Agreement, as a result of which fewer than fifty percent (50%) of the incumbent directors are directors who either (1) had been directors of the Licensee on the later of such first anniversary or the date twenty-four (24) months prior to the date of the event that may constitute a Change of Control (the “Original Directors”) or (ii) were elected, or nominated for election, to the Board of Directors of the Licensee with the affirmative votes of a least a majority of the aggregate of the Original Directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved.